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                                                                    EXHIBIT 8.1

                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]

                                                                   May 14, 1996

Athena Neurosciences, Inc.
800 Gateway Boulevard
South San Francisco, California 94080

Ladies and Gentlemen:

  With reference to the Registration Statement on Form F-4 (the "Registration Statement") to be filed by Elan Corporation, plc, a public limited company incorporated under the laws of Ireland ("Elan"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of its American Depositary Shares ("Elan ADSs," with each Elan ADS representing one ordinary share, par value 4 Irish pence per share, of Elan), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 18, 1996 by and among Elan, Elan Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Elan, and Athena Neurosciences, Inc., a Delaware corporation ("Athena"), which Merger Agreement is described therein and filed as an annex to the Registration Statement, we hereby confirm that the discussion set forth under the captions "Summary--Certain U.S. Federal Income Tax Consequences" and "Certain Tax Consequences--U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement describes the material federal income tax considerations relevant to the Athena shareholders of receipt of Elan ADSs pursuant to the Merger Agreement.

  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                               Pillsbury Madison & Sutro LLP